Exhibit 10.1

Name of Optionee:	[●]
Date of Amendment:	[●]
Number of Unvested Tranche 2 Options:	[●]

IVD Holdings Inc.
2011 Equity Incentive Plan

Amendment to Non-statutory Stock Option Agreement

This amendment (the “Amendment”) to the Non-Statutory Stock Option Agreement (the “Agreement”) by and between IVD Holdings Inc. (the “Company”) and the optionee set forth above (the “Optionee”) is made as of the date of amendment set forth above (the “Date of Amendment”).

1.     Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Agreement (including Exhibit A thereto). The following terms have the following meanings:

2.     Additional Performance-Vesting Opportunity. As of the Date of Amendment, the Optionee holds an unvested Tranche 2 Option with respect to the number of Shares set forth above (the “Unvested Tranche 2 Options”). In addition to the other vesting opportunities set forth in the Agreement, unless earlier terminated or forfeited, the Unvested Tranche 2 Options shall be eligible to vest in accordance with the following provisions:

With respect to each of fiscal years 2015 and 2016, one-half of the Unvested Tranche 2 Options will vest on each of August 19, 2015 and August 19, 2016 (each, a “Vesting Date”) if the Annual EBITDA Target with respect to the immediately preceding completed fiscal year ending on May 31st of the applicable fiscal year is achieved by the Annual EBITDA meeting or exceeding the applicable Annual EBITDA Target below for such fiscal year, as follows:

Fiscal Year	Annual EBITDA Target
2015	$146,600,000
2016	$155,400,000

provided that if the applicable half of the Unvested Tranche 2 Options do not vest on August 19, 2015 based on the achievement of the Annual EBITDA Target for fiscal year 2015 as provided for above, such half shall vest on August 19, 2016 if the Cumulative EBITDA for fiscal years 2015 and 2016 meets or exceeds $302,000,000.

The Company shall determine whether any Annual EBITDA Target or the Cumulative EBITDA Target with respect to a fiscal year or fiscal years, as applicable, has been satisfied based on the Company’s audited financial statements for such fiscal year or years, as applicable (with respect to each fiscal year, the date of such determination, the “Calculation Date”). If the Optionee’s Employment terminates after a Vesting Date but before the Calculation Date with respect to the immediately preceding fiscal year (or years, in the case of the Cumulative EBITDA Target), the exercise period set forth in Section 3(c) of the Agreement applicable to such termination of Employment shall not commence until the Calculation Date.

For the avoidance of doubt, any portion of the Tranche 2 Option that does not vest based on the achievement of either the Annual EBITDA Target or the two-year Cumulative EBITDA Target set forth above or in the Agreement shall no longer be eligible to vest based on any future achievement of any Annual EBITDA Target or Cumulative EBITDA Target, but shall remain eligible to vest upon the achievement of the MoM performance goals as provided in the Agreement.

3.     Effect on Employment. Nothing in this Amendment will give the Optionee any right to be retained as an employee of, or other service provider to, the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

4.     No Other Changes. Except as expressly set forth in this Amendment, all provisions of the Agreement shall be unaffected by this Amendment.

5.     Governing Law/Disputes. This Amendment and all claims or disputes arising out of or based upon this Amendment or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The parties agree that any disputes related to this Agreement shall be resolved in the state or federal courts of Delaware, to whose exclusive jurisdiction the Optionee expressly consents.

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Executed as of the [●] day of [●].

Company:	IVD HOLDINGS INC.

	By:	/s/ Daniel F. Swaine
	Name:	Daniel F. Swaine
	Title:	VP, Worldwide Human Resources